MG Small Cap Fund 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	SMTC Corporation	Solectron Corp (SE**)	Flextronics Int'l (SE**)
Underwriters

Lehman Bros, RBC

Dominion, FleetBoston

Robertson Stephens, Merrill Lynch, Fidelity, CIBS World Mkts, Deutsche Bank Securities, DLJ, AG Edwards, Edward D Jones, CL King, Raymond James, Sander Morris Harris

		Merrill Lynch, BancBoston Robertson Stephens, Banc of America Securities, Thomas Weisel.	Montgomery Securities, Cowen & Co, UBS Securities
Yrs of continuous operation, including predecessors	>3	>3	>3
Security	SMTX	SLR	FLEXF
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Lehman Bros	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	7/21/2000	7/28/1999	10/6/1997
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 106,000,000	$ 1,028,000,000	$ 89,300,000
Total	$ 106,000,000	$ 1,028,000,000	$ 89,300,000
Public offering price	$ 16.00	$ 64.25	$ 47.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.12 (7%)	$ 1.82 (2.83%)	$ 2.35 (5%)
Shares purchased	1,300	n/a	n/a
$ amount of purchase	$ 20,800.00	n/a	n/a
% of offering purchased by fund	0.020%	n/a	n/a
% of offering purchased by associated funds*	0.036%	n/a	n/a
Total	0.056%	n/a	n/a
*Small Cap Active Equity
** Secondary Offering